Exhibit 4.1

EXECUTION COPY

SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

	4.3	Termination Due to Death or Disability	33
	4.4	Determination of Fair Market Value	34

5.	Expedia Right to Put		34
	5.1	Put Option	34
	5.2	Exercise Price	34
	5.3	Put Closing	34
	5.4	Termination of Rights as a Shareholder	35
	5.5	Expenses; Further Assurances	35
	5.6	Determination of Fair Market Value	35

6.	Miscellaneous		37
	6.1	Successors and Assigns	37
	6.2	Governing Law; Jurisdiction	37
	6.3	Titles and Subtitles	38
	6.4	Notices	38
	6.5	Expenses	39
	6.6	Entire Agreement; Amendments and Waivers	39
	6.7	Confidentiality	40
	6.8	Non-Solicitation	40
	6.9	Severability	41
	6.10	Aggregation of Stock	41
	6.11	Effect on Prior Agreement	41

SCHEDULES

SCHEDULE A	Tiger Shareholders
SCHEDULE B	Management Shareholders
SCHEDULE C	Other Investor Shareholders
SCHEDULE D	Expedia Shareholder

EXHIBITS

EXHIBIT A	Expedia Information Requirements

ii

SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Parties: Despegar.com, Corp., a business company incorporated in the British Virgin Islands with company number 1936519 and whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”), the holders of the Company’s ordinary shares of no par value (the “Ordinary Shares”) listed on Schedule A hereto (the “Tiger Shareholders”), the holders of Ordinary Shares listed on Schedule B hereto (the “Management Shareholders”), the holders of Ordinary Shares listed on Schedule C hereto (the “Other Investor Shareholders” and, together with the Tiger Shareholders, the “Investor Shareholders”), and the holders of Ordinary Shares listed on Schedule D (the “Expedia Shareholder” and, together with the Management Shareholders and the Investor Shareholders, each, a “Shareholder” and, collectively, the “Shareholders”), in each case as such Schedules A, B, C or D may be amended hereafter as contemplated herein. This document, dated as of August 29, 2017, is referred to herein as the “Agreement” and may also be referred to as the “Sixth Amended and Restated Investors’ Rights Agreement.”

RECITALS

WHEREAS, the Company is party to that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of March 6, 2015, by and among the Company and the holders of the Ordinary Shares listed on Schedules A, B, C and D thereto, as amended through the date of this Agreement, (the “Fifth Amended and Restated Investors’ Rights Agreement”);

WHEREAS, the Fifth Amended and Restated Investors’ Rights Agreement may be amended (except with respect to certain provisions) with the consent of each of the Company, the Expedia Shareholder and the Tiger Shareholders;

WHEREAS, the Company is undertaking an Initial Offering (as defined below); and

WHEREAS, in connection with the Initial Offering, the Company, the Expedia Shareholder and the Tiger Shareholders desire to amend and restate the Fifth Amended and Restate Investors’ Rights Agreement in the form of this Agreement, which shall supersede and replace the Fifth Amended and Restated Investors’ Rights Agreement in its entirety;

WHEREAS, the Company and the Expedia Shareholder are parties to that certain Common Stock Subscription Agreement entered into as of March 3, 2015 (the “Stock Subscription Agreement”), pursuant to which the Expedia Shareholder subscribed for certain shares of common stock of the Company’s predecessor, which were subsequently exchanged for Ordinary Shares issued by the Company; and

WHEREAS, the Company and the Existing Shareholders identified therein are parties to that certain Stock Repurchase Agreement entered into as of March 3, 2015 (the “Stock Repurchase Agreement”), pursuant to which the Company’s predecessor purchased certain shares of its common stock from such Existing Shareholders.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company, the Expedia Shareholder and the Tiger Shareholders hereby agree that the Fifth Amended and Restated Investors’ Rights Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

This Sixth Amended and Restated Investors’ Rights Agreement shall become effective immediately prior to the consummation of the Initial Offering.

1. Definitions.

1.1 Defined Terms. Capitalized terms used, but not defined elsewhere in this Agreement, will have the meanings set forth in this Section 1.1 for all purposes of this Agreement.

(i) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(ii) The term “Act” means the Securities Act of 1933, as amended.

(iii) The term “Affiliate” means, with respect to any Person, any other Person that, alone or together with any other Person, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including the correlative terms “controlled by” and “under common control with”), as used in respect of any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” with respect to the Expedia Shareholder will mean Expedia, Inc., a Delaware corporation, and only those Persons over which Expedia, Inc., a Delaware corporation, has control and will not be interpreted to include any of the following: (i) IAC/InterActiveCorp and its Affiliates (other than Expedia and its subsidiaries), (ii) Liberty Interactive Corporation and its Affiliates (other than Expedia and its subsidiaries), (iii) eLong, Inc. and its subsidiaries, (iv) AAE Travel Pte. Ltd. and its Affiliates (other than Expedia and its Subsidiaries), or (v) trivago GmbH and its subsidiaries, unless, in the case of each of clauses (iii), (iv) and (v) solely to the extent such Person is not a direct or indirect wholly owned Subsidiary (excluding directors’ qualifying shares) of Expedia, Inc., a Delaware corporation. For purposes of this Agreement, (i) neither the Company nor its Affiliates will be deemed to be Affiliates of any Shareholder or its Affiliates and (ii) neither any Shareholder nor any of its Affiliates will be deemed to be Affiliates of the Company and its Affiliates.

(iv) The term “beneficial ownership” (including the correlative term “beneficially own”) shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 of the 1934 Act; provided, however, that a Person will be deemed to be the beneficial owner of any security that may be acquired by such Person, whether upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire such security.

(v) The term “Board of Directors” or “Board” means the board of directors of the Company.

(vi) The term “Cause” means:

(a) An unauthorized use or disclosure by the Management Shareholder of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b) A material breach by the Management Shareholder of any agreement between the Management Shareholder and the Company;

(c) A material failure by the Management Shareholder to comply with the Company’s written policies or rules;

(d) The Management Shareholder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(e) The Management Shareholder’s gross negligence or willful misconduct, in each case in the performance of such Management Shareholder’s duties to the Company;

(f) A continuing failure by the Management Shareholder to perform assigned duties, subject to compliance with applicable law and consistent with such Management Shareholder’s position, after receiving written notification of such failure from the Board of Directors; or

(g) A failure by the Management Shareholder to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Management Shareholder’s cooperation.

(vii) The term “Contract” means any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, or legally binding arrangement or understanding.

(viii) The term “Disability” means that the Management Shareholder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

(ix) The term “Expedia” means, collectively, the Expedia Shareholder and its Affiliates.

(x) The term “Expedia Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 15, 2014, by Decolar.com, Inc., a Delaware corporation, and the Expedia Shareholder.

(xi) The term “Expedia Lodging Outsourcing Agreement” means that certain Amended and Restated Lodging Outsourcing Agreement, dated as of July 12, 2017, by and among the Expedia Shareholder, Travel Reservations S.R.L, Decolar.com, Inc. (a Subsidiary of the Company) and each of the subsidiaries thereof set forth on the signature page thereto, as amended, supplemented or modified.

(xii) The term “FD Investor Ownership Percentage” of a Person means, as of the date of determination, the ratio, expressed as a percentage, of (a) the voting or economic power of the then-outstanding capital stock of the Company on a Fully-Diluted Basis beneficially owned by such Person to (b) the aggregate voting or economic power of the then-outstanding capital stock of the Company on a Fully-Diluted Basis.

(xiii) The term “First Refusal and Co-Sale Agreement” means the Third Amended and Restated First Refusal and Co-Sale Agreement, entered into as of March 6, 2015 by and among the Company (as successor to Decolar.com, Inc., a Delaware corporation, thereunder), the Tiger Shareholders, the Management Shareholders, the Other Investor Shareholders, the Expedia Shareholder and the Additional Shareholders (as defined therein).

(xiv) The terms “Form F-3” and “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(xv) The term “Fully-Diluted Basis” means, with reference to Ordinary Shares, at any date as of which the number of shares thereof is to be determined, (a) all Ordinary Shares outstanding at such date, (b) all Ordinary Shares issuable upon exercise of all the Company’s options to purchase Ordinary Shares outstanding on such date and (c) Ordinary Shares issuable upon conversion of the Company’s outstanding convertible securities, rights, options and warrants to acquire Ordinary Shares of the Company.

(xvi) The term “Good Reason” means the occurrence, without the Management Shareholder’s written consent of any of the following circumstances: (i) if the Company requires such Management Shareholder to relocate his principal office to a location more than thirty (30) kilometers from his current office, (ii) a change in the Management Shareholder’s position with the Company after the date hereof that materially reduces such Management Shareholder’s level of authority or responsibility as of the date hereof, or (iii) a reduction in the Management Shareholder’s base salary by more than ten percent (10%) (unless a corresponding reduction has been made in the base salary of all employees at such Management Shareholder’s level of authority) or a failure of the Company to pay such Management Shareholder’s base salary in accordance with the Company’s normal payroll practices.

(xvii) The term “Governmental Body” means any U.S. or non-U.S. national, state, provincial, municipal or local or similar government, regulatory or taxing authority, governmental department, agency, commission, bureau, official, minister, court, body, board, tribunal, or dispute settlement panel or other Law, rule or regulation-making organization or entity (including any travel industry regulatory or administrative body): (i) having jurisdiction on behalf of any nation, territory, state or other geographic or political subdivision of any of them; or (ii) exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over a Shareholder or any of its Affiliates.

(xviii) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 hereof.

(xix) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares under the Act.

(xx) The term “Law” means any federal, state, local, municipal or foreign law (including common law) statute, constitution, code, ordinance, rule, regulation or other requirement or guideline, or any award, decision, decree, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

(xxi) The term “Lien” means any mortgage, lien, deed of trust, pledge, charge, hypothecation, proxy, voting trust or similar arrangement, restrictive covenant, easement, restriction on transfer, right of first offer or refusal, option, security interest, encumbrance or other adverse claim of any kind.

(xxii) The term “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the Persons who held the Company’s securities immediately prior to such transaction.

(xxiii) The term “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(xxiv) The term “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Body.

(xxv) The term “Priceline Group” means (i) The Priceline Group Inc. or any of its Affiliates as it may be constituted at any point in time, (ii) the respective businesses of Booking.com, Agoda.com, Kayak.com and RentalCars.com (collectively, the “Specified Priceline Operations”), whether or not such businesses remain a part of the operations of The Priceline Group Inc., and (iii) any future business of The Priceline Group Inc. which is similar in size and nature to the Specified Priceline Operations, whether or not such business remains a part of the operations of The Priceline Group Inc.

(xxvi) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(xxvii) The term “Registrable Securities” means (i) the Ordinary Shares now owned or hereafter acquired by the Shareholders, (ii) the Ordinary Shares issued or issuable upon the exercise of the Options (as defined in Section 4.1) to purchase Ordinary Shares or other securities convertible into Ordinary Shares held by the Shareholders and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 are not assigned. The number of shares of Registrable Securities outstanding shall be determined by the number of Ordinary Shares outstanding that are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(xxviii) The term “Representative” means, with respect to any Person, its directors, officers, partners, managers, members, shareholders, employees, independent contractors, agents, advisors (including accountants and financial and legal advisors) and other representatives.

(xxix) The term “Restricted Party” means each of (a) the Company, (b) any current Subsidiary or controlled Affiliate of the Company and any Person that becomes a Subsidiary or controlled Affiliate of the Company, and (c) any Subsidiary, controlled Affiliate or business of the Company that represents a material portion of the Company’s operations and competes with the any of the businesses of Expedia that is separated from the Company (including by means of a sale, spin-off, split-off, public offering, merger with any Person not affiliated with the Company or otherwise).

(xxx) The term “Rule 144” means Rule 144 under the Act.

(xxxi) The term “SEC” means the United States Securities and Exchange Commission.

(xxxii) The term “Subsidiaries” means, with respect to any Person, any Person of which the first Person (either alone or through or together with any other Subsidiary) either (a) has ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions or (b) owns 50% or more of the outstanding equity interests. Unless otherwise required by the context, “Subsidiary” shall refer to a Subsidiary of the Company.

(xxxiii) The term “Transaction Documents” means, collectively, this Agreement, the Stock Repurchase Agreement, the Stock Subscription Agreement, the Voting Agreement, the First Refusal and Co-Sale Agreement and the Expedia Lodging Outsourcing Agreement.

(xxxiv) The term “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

(xxxv) The term “Voting Agreement” shall mean the Third Amended and Restated Voting Agreement, entered into as of the date hereof by and among the Company, the Tiger Shareholders, the Management Shareholders, the Other Investor Shareholders, the Expedia Shareholder and the Additional Shareholders.

1.2 Other Defined Terms. Below is a list of terms defined elsewhere in this Agreement.

Term	Section
Accel	Section 3.7(a)
Agreement	Preamble
Company	Preamble
Company Restricted Employee	Section 6.8(a)
Dispute	Section 6.2(b)
Dispute Notice	Section 6.2(b)
Exercise Price	Section 5.2
Existing Shareholders	Recitals
Expedia Directors	Section 3.15(a)
Expedia Put Notice	Section 5.1
Expedia Put Triggering Event	Section 5.1
Expedia Put Option	Section 5.1
Expedia Put Option Closing	Section 5.3
Expedia Put Option Closing Date	Section 5.3
Expedia Put Shares	Section 5.1
Expedia Restricted Employee	Section 6.8(b)
Expedia Shareholder	Preamble
Fair Market Value	Section 5.2
Fair Market Value Notice	Section 5.6(b)(ii)
FCPA	Section 3.10
Fifth Amended and Restated Investors’ Rights Agreement	Recitals
Fully-Exercising Shareholder	Section 3.4(b)
GAAP	Section 3.1(a)

Term	Section
General Atlantic	Section 3.7(a)
Indemnitee	Section 3.8
Initiating Holder and Initiating Holders	Sections 2.1(a); 2.3
Insight	Section 3.7(a)
Investor Shareholders	Preamble
Involuntary Termination	Section 4.1
Management Shareholders	Preamble
Notice	Section 3.4(a)
Options	Section 4.1
Ordinary Shares	Preamble
Other Investor Shareholders	Preamble
Potential Business Opportunity	Section 3.15(b)
Proprietary Information	Section 3.1(i)
Proprietary Rights Agreement	Section 3.12
Quoting Bank	Section 5.6(a)
Restricted Potential Business Opportunity	Section 3.15(b)
Sequoia	Section 3.7(a)
Service Provider	Section 3.12
Shareholder and Shareholders	Preamble, Section 3.4
Shares	Section 3.4
Stock Plan	Section 4.1
Stock Repurchase Agreement	Recitals
Stock Subscription Agreement	Recitals
Tiger Shareholders	Preamble
Trigger Date	Section 5.6(b)(ii)
Valuation Expert	Section 5.6(b)(iii)
Violation	Section 2.8(a)

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from (i) the Tiger Shareholders, so long as they own five percent (5%) or more of the Registrable Securities then outstanding, (ii) the Expedia Shareholder, so long as it owns five percent (5%) or more of the Registrable Securities then outstanding, or (iii) the Holders of ten percent (10%) or more of the Registrable Securities then outstanding (it being understood that so long as the Tiger Shareholders or the Expedia Shareholder, as applicable, hold or holds in excess of five percent (5%) or more of the Registrable Securities, it shall be limited to making requests pursuant to clause (i) or (ii), respectively but thereafter may join a request pursuant to this clause (iii)) (for purposes of this Section 2.1, each, an “Initiating Holder” or if a demand is made jointly, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $2,500,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Initiating Holder, or the majority in interest of the Initiating Holders, shall select the underwriter or underwriters (which underwriter or underwriters shall be reasonably acceptable to the Company) and shall determine the pricing of the Registrable Securities offered pursuant to any registration statement in connection with the Initiating Holders’ demand, applicable underwriting discount and other financial terms (including the material terms of the applicable underwriting agreement) and determine the timing of any such registration and sale. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected (x) two (2) registrations where the Tiger Shareholders were the Initiating Holders, (y) two (2) registrations where the Expedia Shareholder was the Initiating Holder, and (z) two registrations where Holders holding in excess of ten percent (10%) or more of the Registrable Securities then outstanding (excluding the Tiger Shareholders or the Expedia Shareholder) were the Initiating Holders, in each case, pursuant to this Section 2.1, and such registrations have been declared or ordered effective (it being understood that if a demand is made jointly, the number of demands available in the future to any Holder shall be reduced by one half (1/2)); or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 or Form F-3 pursuant to Section 2.3 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its Shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization, merger or acquisition or transaction under Rule 145 of the Act, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered).

2.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization, merger or acquisition or transaction under Rule 145 of the Act, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.4, the Company shall, subject to the provisions of Section 2.2(c), use all commercially reasonable efforts to cause to be registered under the Act (and make any applicable qualification under any state Blue Sky laws) all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by the Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other shareholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and shareholders of such Holder (or, in the case of the Expedia Shareholder, only its Affiliates), or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.3 Form S-3 or Form F-3 Registration. In case the Company shall receive at any time from the Holders of ten percent (10%) or more of the Registrable Securities (for purposes of this Section 2.3, each, an “Initiating Holder” and if the demand is made jointly, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 or Form F-3 pursuant to Rule 415 promulgated under the Act (or any successor rule) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i) if the Company is not eligible to file a shelf registration statement on Form S-3 or Form F-3 pursuant to Rule 415 of the Act (or any successor rule);

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to register Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,500,000;

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization, merger or acquisition or transaction under Rule 145 of the Act, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 or Form F-3 for any Holders pursuant to this Section 2.3; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective within one hundred eighty (180) days after the initial filing thereof with the SEC, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred and eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) provide the Holders and their respective counsel with a reasonable opportunity to review and comment on such registration statement and each prospectus included therein (and each amendment or supplement thereto) prior to filing with the SEC, as well as any related correspondence responding to comments from the SEC;

(d) furnish to the Holders, without charge, such number of copies of a prospectus, including a preliminary prospectus and any free writing prospectus, in conformity with the requirements of the Act, including any amendments or supplements thereto, and other documents incident thereto, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(g) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any Holder, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(h) notify each Holder and its counsel of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose and take all reasonable action required to prevent the entry of such stop order or similar notice or to remove it if entered;

(i) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Board of Directors shall determine in their good faith judgment that any such filing or the sale of any securities pursuant to such registration statement would:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or Affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 2.1, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1 and 2.3.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned Person, or any Person controlling such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned Person to such Person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section  2.

2.9 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by the Expedia Shareholder or a Holder that is an Investor Shareholder or a Management Shareholder on the date hereof to a transferee or assignee of such securities that (i) is an affiliate, parent, partner, limited partner, retired partner or shareholder of such Shareholder (or, in the case of the Expedia Shareholder, only its Affiliates) or (ii) is a family member or trust for the benefit of such Shareholder, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

2.12 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise. In addition, if (x) during the last 17 days of the 180-day (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472) restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the 180-day (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472) restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472) period, the restrictions imposed by this Section 2.12 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing provisions of this Section 2.12 shall apply only to the Company’s Initial Offering, and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS (OR SUCH LONGER PERIOD AS MAY BE REQUIRED TO COMPLY WITH FINRA OR [INSERT APPLICABLE STOCK EXCHANGE OR OTC MARKET] MEMBER RULES) AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2 (i) after five (5) years following the consummation of the Initial Offering, (ii) as to such Holder, such earlier time after the Initial Offering at which (A) all of the Registrable Securities held by such Holder have been registered or (B) all of the Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration under Rule 144 or (iii)  after the consummation of a Liquidation Event.

2.14 Initial Offering.

(a) Each Shareholder acknowledges the Initial Offering shall be effected in such manner as determined by a majority of the Board of Directors, including in relation to the timing and terms of the Initial Offering, subject to the Company’s compliance with and adherence to the terms and conditions of this Agreement and the Transaction Documents.

(b) In the event of the Initial Offering, the Company and each of the Shareholders shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to assist the Company to consummate the Initial Offering, including, without limitation, to the extent requested by the Company (i) consenting to actions for which the consent of any Shareholders may be required or reasonably requested in furtherance of the Initial Offering and the sale of Ordinary Shares pursuant thereto, (ii) delivering all documents and information necessary or reasonably requested in furtherance of the Initial Offering and sale of Ordinary Shares pursuant thereto, including causing any directors appointed by it to enter into customary lockup agreements and timely prepare D&O questionnaires, (iii) consenting to and adopting a new Memorandum of Association and Articles of Association of the Company in customary form for a listed public company, as approved by a majority of the Board of Directors, (iv) consenting to and taking all actions required in order to effectuate any reorganization of the

Company’s share capital that the Board of Directors determines to be necessary for the Initial Offering (provided that no material tax losses arise for such Shareholder as a result of such reorganization, and provided that no Shareholder shall be adversely disproportionately affected (other than insubstantial differences) relative to any other Shareholder), and (v) complying with the market stand-off provisions in Section 2.12.

3. Covenants of the Company.

3.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Shareholder (or transferee of a Shareholder):

(a) (i) for fiscal year 2014, as soon as practicable, but in any event within one hundred and fifty (150) days after the end of fiscal year 2014, and (ii) beginning with fiscal year 2015, as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) (i) for each fiscal quarter of 2015, as soon as practicable, but in any event within sixty (60) days after the end of each such fiscal quarter, and (ii) beginning with the first fiscal quarter of 2016, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) (i) for each calendar month of 2015 subsequent to the Closing, as soon as practicable, but in any event within forty-five (45) days of the end of each such month and (ii) beginning with the first calendar month of 2016, within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) beginning with fiscal year 2016, as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustments;

(f) at the sole expense of such Shareholder, any information about the Company and its Subsidiaries reasonably required by a requesting Shareholder in order for such Shareholder to comply with applicable Laws and any investor or regulatory requirements (other than with respect to tax matters);

(g) any information about the Company and its Subsidiaries required by a Shareholder in order for such Shareholder (or its Affiliate) (1) to comply with any applicable U.S. federal, state, local or foreign tax reporting requirements, which shall include information reasonably required for the timely preparation of tax returns and disclosures of such Shareholder (or of any of its Affiliates) (with the Company further agreeing to deliver such information no later than such time as may be reasonably requested by such Shareholder), as well as (2) at the sole expense of such Shareholder, to conduct any audit, investigation, dispute or appeal or any other communication with the United States Internal Revenue Service or any state, local or foreign taxing authority (with the Company further agreeing to retain for so long as may reasonably be required by a Shareholder, any documentation supporting any tax-related information that may have been requested pursuant to this subsection (g);

(h) with respect to the Expedia Shareholder, the additional information set forth on Exhibit B hereto. If the Expedia Shareholder becomes required to account for its investment in the Company using the equity method, the Company agrees to work with the Expedia Shareholder in good faith to provide to the Expedia Shareholder the information the Expedia Shareholder reasonably deems necessary or advisable in order to ensure its compliance with GAAP; and

(i) such other information relating to the financial condition, financial outlook, cash position, business or corporate affairs of the Company as such Shareholder may from time to time reasonably request;

provided, however, that the Company shall not be obligated under Sections 3.1(f), (g), (h), (i) or any other subsection of Section 3.1 to provide information to any Shareholder that a majority of the Board of Directors, without the participation of any director appointed by the Shareholder seeking such information, reasonably deems in good faith, having taken into account any confidentiality agreement or similar obligation by which the Shareholder is bound or will agree to be bound, (i) to be Proprietary Information, which, if provided to the requesting Shareholder, would reasonably be expected to cause the Company, the Shareholder or any of their respective Affiliates to be in violation of any antitrust or competition Law or, in the case of Section 3.1(i) only, would reasonably be expected to cause the Company or its Subsidiaries a competitive disadvantage as to the requesting Shareholder or any of its Affiliates, or (ii) would adversely affect the attorney-client privilege between the Company and its counsel on the basis that such Shareholder or any of its Affiliates is adverse to the Company or any of its Affiliates in respect of the matter to which the information relates. In the event the Board of Directors makes the determination set forth in the preceding proviso, the Chairman of the Board of Directors shall (x) provide written notice to the Shareholder of such determination, and the reasons therefore, and (y) work in good faith with to agree on acceptable disclosure in accordance with this Section 3.1 based on redacted or otherwise-summarized information, or pursuant to additional undertakings by the Shareholder (including, e.g., to provide the information pursuant to customary “clean team” procedures). The term “Proprietary

Information” means technology, non-public data, inventions, trade secrets, improvements, or know-how or other information, including technical, business, marketing, commercial and/or financial data of a proprietary or confidential nature, including customer and supplier lists, costs and pricing and any other similar information.

3.2 Inspection. The Company shall permit each Shareholder, at such Shareholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Shareholder; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide information that a majority of the Board of Directors, without the participation of any director appointed by the Shareholder seeking such information, reasonably deems in good faith, having taken into account any confidentiality agreement or similar obligation by which the Shareholder is bound or will agree to be bound, (i) to be Proprietary Information, which, if provided to the requesting Shareholder, would reasonably be expected to cause the Company, the Shareholder or any of their respective Affiliates to be in violation of any antitrust or competition Law or, in the case of Section 3.1(i) only, would reasonably be expected to cause the Company or its Subsidiaries to be at a competitive disadvantage as to the requesting Shareholder or any of its Affiliates, or (ii) would adversely affect the attorney-client privilege between the Company and its counsel on the basis that such Shareholder or any of its Affiliates is adverse to the Company or any of its Affiliates in respect of the matter to which the information relates. In the event the Board of Directors makes the determination set forth in the preceding proviso, the Chairman of the Board of Directors shall (x) provide written notice to the Shareholder of such determination, and the reasons therefore, and (y) work in good faith with to agree on acceptable disclosure in accordance with this Section 3.2 based on redacted or otherwise-summarized information, or pursuant to additional undertakings by the Shareholder (including, e.g., to provide the information pursuant to customary “clean team” procedures). For the avoidance of doubt, the requesting Shareholder shall not be prohibited from receiving information pursuant to this Section 3.2 that it would be entitled to receive pursuant to Section 3.1.

3.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the Initial Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, or (iii) the consummation of a Liquidation Event, provided that in the case of clauses (i) and (ii), except with respect to any Shareholder that beneficially owns at least five percent (5%) of the Ordinary Shares.

3.4 Right of First Offer prior to Initial Offering. Prior to the Initial Offering, and subject to the terms and conditions specified in this Section 3.4, the Company hereby grants to each Shareholder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.4, the term “Shareholder” includes any partners and Affiliates of a Holder that is a Shareholder on the date hereof. A Shareholder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, the Company (“Shares”), the Company shall first make an offering of such Shares to each Shareholder in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 6.4 (“Notice”) to the Shareholders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Shareholder may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares in proportion to the FD Investor Ownership Percentage of such Shareholder. The Company shall promptly, in writing, inform each Shareholder that elects to purchase all the shares available to it (a “Fully-Exercising Shareholder”) of any other Shareholder’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Shareholder may elect to purchase that portion of the Shares for which Shareholders were entitled to subscribe, but which were not subscribed for by the Shareholders, that is equal to the proportion that the number of Ordinary Shares issued and held by such Fully-Exercising Shareholder bears to the total number of Ordinary Shares held by all Fully-Exercising Shareholders who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Shareholders are entitled to obtain pursuant to Section 3.4(b) are not elected to be obtained as provided in Section 3.4(b) hereof, the Company may, during the one hundred twenty (120) day period following the expiration of the period provided in Section 3.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable in the aggregate to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the rights provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Shareholders in accordance herewith.

(d) The right of first offer in this Section 3.4 shall not be applicable to (i) the issuance or sale of Ordinary Shares (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, (ii) the consummation of the Initial Offering, subject to the rights of the Expedia Shareholder in Section 3.5, (iii) the issuance of Ordinary Shares by reason of a dividend, stock split or split-up, or (iv) the issuance of securities in connection with a Liquidation Event or a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

(e) The Expedia Shareholder’s rights pursuant to this Section 3.4 shall be subject to the limitations set forth in Section 3.14.

(f) The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect upon the consummation of (i) the Initial Offering or (ii) a Liquidation Event.

3.5 Expedia Right of First Offer Upon and After Initial Offering. Upon and including the Initial Offering and thereafter, and subject to the terms and conditions specified in this Section 3.5, the Company hereby grants to the Expedia Shareholder a right of first offer with respect to future sales by the Company of its Shares.

Upon and including the Initial Offering and thereafter, each time the Company proposes to offer any Shares, the Company shall first make an offering of such Shares to the Expedia Shareholder in accordance with the following provisions:

(a) If the Company proposes to offer Shares in an offer registered with the SEC:

(i) The Company shall deliver a Notice to the Expedia Shareholder stating (A) its bona fide intention to offer such Shares, and (B) the number of such Shares to be offered in the public offering.

(ii) By written notification received by the Company within three (3) calendar days after the giving of Notice and before the commencement of the marketing of such Shares, the Expedia Shareholder may elect to purchase a number of such Shares in proportion of the FD Investor Ownership Percentage of Expedia.

(iii) The price per share for purchase of Shares by the Expedia Shareholder pursuant to this Section 3.5(a) shall be the same price per share paid by the investors in such public offering, as determined by the Company and the underwriters in a bookbuilding process customary for transactions of this nature upon the conclusion of the marketing of such Shares; provided that the closing of the Shares sold to the Expedia Shareholder pursuant to this Section 3.5 shall occur simultaneously, and conditioned upon, the closing of the public offering, without giving consideration to the exercise of any overallotment options. For the avoidance of doubt, and subject to the other provisions of this Section 3.5, the Expedia Shareholder shall have a right to purchase Shares pursuant to this Section 3.5 only in cases when the Company successfully consummates a sale of Shares in a related public offering.

(b) If the Company proposes to offer Shares in a bona fide private transaction:

(i) The Company shall deliver a Notice to the Expedia Shareholder stating (A) its bona fide intention to offer such Shares, (B) the number of such Shares to be offered in the private transaction and (C) the price and terms upon which it proposes to offer such Shares.

(ii) By written notification received by the Company within thirty (30) calendar days after the giving of Notice, the Expedia Shareholder may elect to purchase (subject to Section 3.5(e)) up to a number of such Shares in proportion to the FD Investor Ownership Percentage of Expedia.

(iii) The price per share for purchase of Shares by the Expedia Shareholder pursuant to this Section 3.5(b) shall be the same price with the applicable third party. For the avoidance of doubt, and subject to the other provisions of this Section 3.5, the Expedia Shareholder shall have a right to purchase Shares pursuant to this Section 3.5 only in cases when the Company successfully consummates a sale of Shares in a bona fide private transaction.

(c) Expedia’s right of first offer in Section 3.5(a) or 3.5(b) shall not be applicable to (i) the issuance or sale of Ordinary Shares (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, (ii) the issuance of Ordinary Shares by reason of a dividend, stock split or split-up, or (iii) the issuance of securities in connection with a Liquidation Event or a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

(d) The Expedia Shareholder’s rights pursuant to this Section 3.5 shall be subject to the limitations set forth in Section 3.14.

(e) The covenants set forth in this Section 3.5 shall terminate and be of no further effect when Expedia’s FD Investor Ownership Percentage is less than five percent (5%).

3.6 [Reserved].

3.7 Protective Provisions.

(a) (i) So long as Sequoia US GF Holdings, Ltd., SCGE Fund, L.P., SCHF (M) PV, L.P. and their Affiliates (collectively, “Sequoia”) hold at least 1,596,972 Ordinary Shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval of the holders of a majority of the Ordinary Shares then held by Sequoia, (ii) so long as Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and their Affiliates (collectively, “Insight”) hold at least 1,190,664 Ordinary Shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval of the holders of a majority of the Ordinary Shares then held by Insight, (iii) so long as Accel Growth Fund II L.P, Accel Growth Fund II Strategic Partners L.P. and Accel Growth Fund 2012 Investors L.L.C. and their Affiliates (collectively, “Accel”) hold at least 446,504 Ordinary Shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval of the holders of a majority of the Ordinary Shares then held by Accel and (iv) so long as General Atlantic Partners (Bermuda) II, L.P., GAPCO GmbH & Co. KG, GAP Coinvestments CDA, L.P., GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC and their Affiliates (collectively, “General Atlantic”) hold at least 2,381,417 Ordinary Shares

(as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval of the holders of a majority of the Ordinary Shares then held by General Atlantic, as applicable:

(1) consummate a Liquidation Event that results in proceeds payable per share of Ordinary Shares of less than $22.8206 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like);

(2) amend, alter or repeal any provision of the Company’s Memorandum of Association and Articles of Association, or any provision of the Certificate of Incorporation or Bylaws of any of the Company’s subsidiaries, so as to adversely affect Sequoia, Insight, Accel or General Atlantic, as applicable, in a manner different from the other Shareholders;

(3) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or Ordinary Shares; provided, however, that this restriction shall not apply to (i) the repurchase of Ordinary Shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, (ii) the repurchase of Ordinary Shares pursuant to Section 4 of this Agreement or Section 2.1(b) of the First Refusal and Co-Sale Agreement or (iii) the repurchase or redemption of any equity securities of the Company offered or made proportionally to all holders of equity securities of the Company;

(4) liquidate, dissolve or wind up the affairs of the Company or any of its subsidiaries, effect a recapitalization or reorganization, or reincorporate the Company under the laws of a jurisdiction other than the British Virgin Islands;

(5) effect a conversion of the Company into a different legal form (except where such conversion is in connection with the Initial Offering);

(6) enter into any transaction with any current director or officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the 1934 Act) of any such Person (i) in excess of $1,000,000 or (ii) involving the transfer of any intellectual property by the Company, except in each case of (i) and (ii) for (A) transactions contemplated by this Agreement, the Stock Subscription Agreement and the other Transaction Documents (as defined in the Stock Subscription Agreement), (B) compensation arrangements for services provided to the Company, as any employee, consultant, director or otherwise, that are approved by the Board, (C) transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms, (D) the repurchase of Ordinary Shares pursuant to Section 4 of this Agreement or Section 2.1(b) of the First Refusal and Co-Sale Agreement, (E) the issue and sale of Shares offered to the Shareholders in accordance with Section 3.4, and (F) any transaction between the Company or any of its Subsidiaries, on the one hand, and the Expedia Shareholder or any of its Affiliates, on the other hand, including without limitation amendments or modifications to, or waivers of, the terms and conditions of the Expedia Lodging Outsourcing Agreement;

(7) enter into any exclusive license for all or substantially all of the Company’s products or technologies to a third party (other than a subsidiary or Affiliate of the Company); or

(8) adopt any new employee option or equity ownership plan or arrangement.

(b) Notwithstanding anything to the contrary in this Agreement (including without limitation Section 3.13), prior to the Initial Offering and until the date that is the third (3rd) anniversary of the closing of the Initial Offering, no Restricted Party shall (by amendment, merger, consolidation or otherwise), without first obtaining the approval of the Expedia Shareholder, enter into any commercial arrangement, Contract, financing arrangement, business combination, partnership, joint venture or any other strategic transaction or arrangement whatsoever with the Priceline Group, or directly or indirectly receive the benefit of, or access to, any Contract, transaction or arrangement that any third party may have with the Priceline Group which has the effect of circumventing the restrictions set forth in this Section 3.7(b); provided, however, that this Section 3.7(b) shall be without further effect if the Expedia Lodging Outsourcing Agreement is validly terminated in accordance with its terms, unless the Expedia Lodging Outsourcing Agreement is validly terminated by Expedia pursuant to Section 11.2.3(b) or (e) thereof (in which case this Section 3.7(b) shall remain in effect until the earliest to occur of (i) the third (3rd) anniversary of the closing of the Initial Offering, (ii) the seventh (7th) anniversary of the date of the Expedia Lodging Outsourcing Agreement if all amounts payable in accordance with Section 11.2.2(c) of the Expedia Lodging Outsourcing Agreement have been paid to Expedia; (iii) the Expedia Shareholder selling any of the Expedia Put Shares in a manner that would give rise to the right of the Company to terminate the Expedia Lodging Outsourcing Agreement if such agreement were still in effect; and (iv) a material and uncured breach by the Expedia Shareholder of Section 3.14 hereof. None of the Company, any Subsidiary or controlled Affiliate thereof shall take any actions, or fail to take any action, which would reasonably be expected to conflict with or frustrate the purpose and intent of this Section 3.7(b).

(c) [Reserved]

3.8 Directors’ and Officers’ Insurance. Within 60 days following the date of this Agreement, at the request of any Shareholder, the Company shall enter into and maintain an insurance policy or policies providing liability insurance for directors and officers of the Company (any such person, an “Indemnitee”) on terms reasonably satisfactory to the Board (including the affirmative vote or consent of the directors designated by General Atlantic,

Sequoia and Expedia). For the avoidance of doubt, any such policy or policies shall provide that notwithstanding any rights to indemnification, advancement of expenses and/or insurance of any such Indemnitees provided by any venture fund, private equity fund, corporation or other enterprise (or any Affiliate of any such entity), the Company shall be the indemnitor of first resort (i.e., the Company’s obligations to any Indemnitee are primary and any other such obligations to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary).

3.9 Observation Rights.

(a) As long as Insight holds at least 1,190,664 Ordinary Shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall invite a representative of Insight to attend all meetings of the Board in a nonvoting observer capacity with no veto rights and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust, and not use for any other purpose other than to monitor such Shareholder’s investment in the Company, all such information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of confidential information or trade secrets or a conflict of interest.

(b) As long as Accel holds at least 446,504 Ordinary Shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall invite a representative of Accel to attend all meetings of the Board in a nonvoting observer capacity with no veto rights and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust, and not use for any other purpose other than to monitor such Shareholder’s investment in the Company, all such information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of confidential information or trade secrets or a conflict of interest.

3.10 Anti-Bribery Covenants. The Company covenants that it shall not, and shall cause its controlled Affiliates and any of its or their respective officers, directors, employees, and agents not to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any officer, agent or employee of a non-U.S. government or non-U.S. government-owned enterprise or any agency, department or instrumentality thereof or political party or public international organization or a candidate for non-U.S. government or political office or an agent, officer, or employee of any entity owned by a non-U.S. government, in each case, in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its controlled Affiliates to, maintain systems of internal controls and internal auditing, and an anticorruption compliance program which includes corporate, communications and monitoring policies, procedures and training, reasonably designed to ensure compliance with the FCPA and applicable anti-bribery and anti-corruption laws.

3.11 Company Compliance.

(a) The Company shall not, and shall cause each of its Subsidiaries and controlled Affiliates not to, take any actions or conduct any business or operations in any country (a) in which the Company and its Subsidiaries are not conducting business or operations as of the date of this Agreement, and in which the OFAC Sanctions or comparable foreign Law prohibits a U.S. Person from engaging in transactions where any Expedia Director would be required to recuse himself or herself from any discussions with or actions taken by the Board of Directors regarding such action proposed to be taken or business or operations proposed to be conducted in such jurisdiction, and (b) where the taking of such actions or the conducting of such business or operations in such country would reasonably be expected to subject Expedia or any of its Representatives to liability under OFAC Sanctions or comparable foreign Law. The Expedia Shareholder covenants to promptly inform the Company in writing of any jurisdictions of which it becomes aware in which the Company’s obligations pursuant to this Section 3.11 may be implicated.

(b) The Company shall use reasonable best efforts to arrange for management and maintenance of all of the Company’s and its Subsidiaries’ domain names by a domain name service provider reasonably acceptable to the Expedia Shareholder.

(c) From the date of this Agreement, the Company shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, comply with all applicable tax laws (including documentation and information reporting requirements) relating to related party transactions, transfer pricing and the collection and withholding of taxes.

3.12 Non-Disclosure and Proprietary Rights Assignment Agreements. The Company shall require each officer, employee, independent contractor and consultant of the Company or any of its Subsidiaries that has access to material confidential information or trade secrets of the Company or any of its Subsidiaries (a “Service Provider”) to execute a non-disclosure and proprietary rights assignment agreement enforceable in the jurisdiction where such Service Provider resides and in form and substance provided to the Other Investor Shareholders and reasonably acceptable to Sequoia (a “Proprietary Rights Agreement”). If at any time the Company or any of its Subsidiaries has a Service Provider who has not executed a Proprietary Rights Agreement, the Company shall promptly require such Service Provider to execute a Proprietary Rights Agreement.

3.13 Termination of Certain Rights. The covenants set forth in Section 3.6 (“Certain Actions of the Company”), Section 3.7 (“Protective Provisions”) (other than, in the case of the consummation of an Initial Offering, the covenant in Section 3.7(b)), Section 3.9 (“Observation Rights”) and Section 3.12 (“Non-Disclosure and Proprietary Rights Assignment Agreements”) shall terminate and be of no further force or effect (i) immediately before the consummation of the Initial Offering or (ii) upon the closing of a Liquidation Event.

3.14 Expedia Shareholder Standstill.

(a) Until the date which is the third (3rd) anniversary of the closing of the Initial Offering, the Expedia Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, and acting solely or in concert with other parties, acquire record or beneficial ownership of any additional Shares if and to the extent that, after giving effect to such acquisition, Expedia would beneficially own more than 35% of the voting or economic power of the outstanding capital stock of the Company; provided that Expedia shall have the right to authorize or make a tender offer, exchange offer or other offer to acquire record or beneficial ownership of all (but not less than all) of the issued and outstanding capital stock of the Company (with any such tender offer, exchange offer or other offer to be governed by, and effected in accordance with, applicable statutory takeover laws); provided, further, that Expedia shall only have the right to consummate such tender offer, exchange offer or other offer to the extent that, after giving effect to such acquisition, Expedia would beneficially own more than 75% of the voting or economic power of the outstanding capital stock of the Company entitled to vote in the election of the Board of Directors.

(b) At any time after completion of the Initial Offering, if (i) the Company enters into a definitive agreement providing for a Liquidation Event, (ii) a tender or exchange offer which if consummated would constitute a Liquidation Event is made (by a person other than Expedia) for securities of the Company and the Board of Directors of the Company either accepts such offer or fails to recommend that its shareholders reject such offer within ten (10) business days from the date of commencement of such offer, or (iii) the Board of Directors of the Company resolves to engage in a formal process which is intended to result in a transaction which, if consummated, would constitute a Liquidation Event, then, notwithstanding clause (a) of this Section 3.14, with respect to clauses (i) and (ii), Expedia shall be entitled to make an offer for and acquire shares of the Company in a transaction for at least as many shares or equivalent as contemplated in the relevant Liquidation Event, and, with respect to clause (iii), Expedia shall be entitled to participate in such process on the same terms and conditions as the other participants.

3.15 Potential Business Opportunities; Other Agreements.

(a) The Company and the Shareholders acknowledge that (i) certain directors of the Company have served and may serve as directors, officers, employees and agents of Expedia (the “Expedia Directors”), (ii) the Company and its Affiliates may engage in the same, similar or related lines of business as those engaged in by Expedia and other business activities that overlap with or compete with those in which Expedia may engage, and (iii) the Company may have an interest in the same areas of business opportunity as Expedia. This Section 3.15 will, to the fullest extent permitted by Law, regulate and define the conduct of business and affairs of the Company and its directors who are Expedia Directors in connection with any Potential Business Opportunities (as defined below).

(b) If an Expedia Director is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company, in which the Company could, but for the provisions of this Section 3.15, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”): (i) such Expedia Director will, to the fullest extent permitted by Law, and subject to compliance with the confidentiality obligations to which the Expedia Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, have no duty or obligation to refrain from referring such Potential Business Opportunity to Expedia and, if such Expedia Director refers such Potential Business Opportunity to Expedia, such Expedia Director shall have no duty or obligation to refer such Potential Business Opportunity to the Company or any of its Shareholders or give any notice to the Company or any of its Shareholders regarding such Potential Business Opportunity; (ii) if such Expedia Director refers a Potential Business Opportunity to Expedia, such Expedia Director, to the fullest extent permitted by Law, and subject to compliance with the confidentiality obligations to which the Expedia Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, will not be liable to the Company or any of its Shareholders as a director, shareholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to Expedia, or for any failure to give any notice to the Company or any Shareholder regarding such Potential Business Opportunity or any matter relating thereto; (iii) Expedia may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to Expedia by an Expedia Director; and (iv) if a director who is an Expedia Director refers a Potential Business Opportunity to Expedia, then, as between the Company, on the one hand, and Expedia on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Expedia Director having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii) (iii) or (iv), such Potential Business Opportunity was presented or offered to the Expedia Director solely in his or her capacity as a director of the Company or for the benefit of the Company (a “Restricted Potential Business Opportunity”). In the event the Board of Directors pursuant to a resolution approved by the majority of the directors (excluding the Expedia Directors) declines to pursue a Restricted Potential Business Opportunity, the Expedia Directors shall be free to refer such Restricted Potential Business Opportunity to Expedia. For the avoidance of doubt, the Company or any Subsidiaries of the Company shall not be prohibited from pursuing any Potential Business Opportunity with respect to which it has been deemed to have renounced any interest or expectancy as a result of this Section 3.15. Nothing in this Section 3.15 shall be construed to allow any Expedia Director to usurp a Restricted Potential Business Opportunity of the Company solely for his or her personal benefit.

(c) The Company and each of its Shareholders on the one hand, and Expedia on the other, mutually acknowledge that each of the Company and Expedia is a corporation that conducts operations, pursues multiple lines of business and has entities, assets, properties and employees in multiple jurisdictions across the world, some of which may be competitive with Expedia’s or the Company’s businesses. The Company and each of its Shareholders on the one hand, and Expedia on the other, mutually agree, subject to the Company’s and the Expedia Shareholder’s compliance with the specific terms and conditions herein and therein and applicable Law, that no term or condition of this Agreement or the Transaction Documents or the existence of the Expedia Shareholder’s investment in the Company shall be deemed to limit, modify, restrict or in any way affect the Company or the

Expedia Shareholder, their respective Subsidiaries, their respective Affiliates and any of their respective directors, officers, shareholders, partners, managers, members, employees, agents, contractors or advisors, including without limitation, their respective operations, business plans, business strategies, pursuit of growth opportunities (including both organic opportunities as well as business combination, acquisition, partnership, joint venture, commercial agreements and similar transactions with third parties), the pursuit of new lines of business, expansion into new jurisdictions and the disposal of any existing entities, assets, properties or lines of business.

4. Management Shareholders Rights to Put; Company Right to Repurchase Management Shareholders Shares.

4.1 Termination Without Cause or for Good Reason. In the event that the employment of a Management Shareholder by the Company is terminated without Cause or is terminated by the Management Shareholder for Good Reason (each, an “Involuntary Termination”), such Management Shareholder shall have the right for a period of ninety (90) days following the date of such Involuntary Termination (which period of time shall not be less than the period of time that such Management Shareholder shall be entitled to exercise his Options (as defined below) under the Company’s 2008 Stock Plan (the “Stock Plan”)) to sell all outstanding Ordinary Shares acquired pursuant to the Stock Plan and held by him to the Company at a per share price equal to the fair market value as of the date of such termination determined in accordance with Section 4.4. In connection with an Involuntary Termination, the Company agrees that, all options issued to such Management Shareholder to acquire Ordinary Shares pursuant to the Stock Plan (“Options”) shall immediately vest in full and such Management Shareholder shall have the amount of time to exercise such Options provided in accordance with such Management Shareholder’s option agreements, and any Ordinary Shares acquired upon such exercise shall be subject to the Management Shareholder’s right to put his shares to the Company pursuant to this Section 4.1.

4.2 Termination for Cause or Voluntary Resignation. In the event that the employment of a Management Shareholder by the Company is terminated for Cause or due to the voluntary resignation of such Management Shareholder without Good Reason, the Company shall have the right, for a period of ninety (90) days following the date of such termination or resignation, to repurchase all outstanding Ordinary Shares held by him, whether now owned or hereafter acquired (including all Ordinary Shares acquired upon exercise of Options), at a price per share equal to the fair market value as of the date of such termination determined in accordance with Section 4.4.

4.3 Termination Due to Death or Disability. In the event that the employment of a Management Shareholder by the Company is terminated due to the death or Disability of such Management Shareholder, subject to Section 4.2, if applicable, such Management Shareholder, his legal representative or his estate shall have the right for a period of ninety (90) days following the date of such event (which period of time shall not be less than the period of time that such Management Shareholder, his legal representative or his estate shall be entitled to exercise Options under the Stock Plan) to sell all outstanding Ordinary Shares acquired pursuant to the Stock Plan and held by him to the Company at a price per share equal to the fair market value of such shares on the date of such termination determined in accordance with Section 4.4. Upon the occurrence of an event described in this Section 4.3, the Company agrees that the Management Shareholder (or such Management Shareholder’s legal representative or estate) shall have a reasonable amount of time to exercise such Management Shareholder’s Options in accordance with such Management Shareholder’s option agreements, and any Ordinary Shares acquired upon such exercise shall be subject to the Management Shareholder’s (or such Management Shareholder’s legal representative’s or estate’s) right to put his shares to the Company pursuant to this Section  4.3.

4.4 Determination of Fair Market Value. The fair market value of the shares to be repurchased or sold under this Section 4 shall be determined by an independent appraiser selected by the Board of Directors and the selling Management Shareholder (or such Management Shareholder’s legal representative or estate) and such fair market value shall be final and binding on the Company and the Management Shareholder (or such Management Shareholder’s legal representative or estate).

5. Expedia Right to Put.

5.1 Put Option. In the event that the Company terminates the Expedia Lodging Outsourcing Agreement pursuant to Section 11.2.2(c) thereof (the “Expedia Put Triggering Event”), the Expedia Shareholder shall have the option to sell, and the Company shall have the obligation to buy, all or any of the Ordinary Shares the Expedia Shareholder purchased pursuant to the Stock Subscription Agreement (the “Expedia Put Shares”) to the Company in accordance with this Section 5 (the “Expedia Put Option”) by delivering a notice to the Company to this effect (the “Expedia Put Notice”) within ninety (90) days after the occurrence of such Expedia Put Triggering Event.

5.2 Exercise Price. The “Exercise Price” will be an amount equal to the fair market value of such Shares as of the date of the Expedia Put Triggering Event (the “Fair Market Value”), as determined pursuant to the procedures set forth in Section 5.6. The Exercise Price shall be determined in U.S. dollars.

5.3 Put Closing. Following the exercise of the Expedia Put Option, the Company shall promptly take all steps necessary to consummate the purchase and sale of the Expedia Put Shares (the “Expedia Put Option Closing”) subject only to such conditions as are customary for this type of transactions. In any event, subject to receipt of any necessary approvals from any applicable Governmental Body, the Expedia Put Option Closing shall occur within forty-five (45) days of the receipt of the Expedia Put Notice, as the case may be, or within five (5) business days from receipt of such approvals, whichever is later (the “Expedia Put Option Closing Date”); provided that, in the event that the Company is required to register the Expedia Put Shares, the Expedia Put Option Closing Date shall only occur once the Expedia Put Shares have been sold in accordance with Section 5.6(a) below. On the Expedia Put Option Closing Date, (a) the Company shall pay the Exercise Price by wire transfer of immediately available funds to the account specified by the Expedia Shareholder and record the transfer of the Expedia Put Shares in the appropriate books and records of the Company and (b) the Expedia Shareholder shall transfer the Expedia Put Shares to the Company, free and clear of any Liens. In connection with any purchase and sale consummated in accordance with the provisions of this Section 5, the Expedia Shareholder shall be required to make customary representations and warranties for a transaction of this type, solely with respect to its good title to the Expedia Put Shares free and clear of Liens, its power and authority to consummate such purchase and sale, and the absence of any conflicts, required consents or legal proceedings in respect of the Expedia Shareholder which would restrict or prohibit such purchase and sale.

5.4 Termination of Rights as a Shareholder. The Expedia Shareholder shall, together with the delivery of Expedia Put Notice, deliver to the Company the Expedia Put Shares and agrees that as of the date of the Expedia Put Option Closing, it shall no longer have any rights as a holder of the Expedia Put Shares. Upon delivery of the Expedia Put Notice, the Expedia Shareholder shall use its best efforts to cause the members of the Board of Directors designated by the Expedia to resign their position effective as of the Expedia Put Option Closing as directors of the Company.

5.5 Expenses; Further Assurances. Each of the Company and the Expedia Shareholder shall bear its own costs and expenses in connection with any purchase and sale arising pursuant to this Section 5. From and after the date of the Expedia Put Notice, each of the Expedia Shareholder and the Company agrees to execute all such other documents and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the Expedia Put Option Closing in a timely manner, including any filings for approval of any Governmental Body required for the consummation of the Expedia Put Option Closing.

5.6 Determination of Fair Market Value. The Fair Market Value shall be determined pursuant to the following procedures:

(a) In the event that the Company shall have completed the Initial Offering and remains a public company with securities traded on a recognized securities exchange or market, at the time of the Expedia Put Notice, then (i) the Company shall use its best efforts to prepare and file with the SEC a registration statement in relation to the Expedia Put Shares as soon as reasonably practicable and use all commercially reasonable efforts to have the SEC declare such registration statement effective, (ii) upon such registration statement being declared effective, the Company, in conjunction with the Expedia Shareholder, shall request quotes from no fewer than five (5) internationally recognized underwriting banks with offices in New York City (each such bank, a “Quoting Bank”) for a firm and fully underwritten sale (i.e., a bona fide bought deal) of the Expedia Put Shares and (iii) the Company will assist the Expedia Shareholder in causing the Expedia Put Shares to be bought on a recognized securities exchange or market or otherwise, or, if the Expedia Put Shares are not able to be sold on a recognized exchange or market or otherwise, the Company shall itself purchase the Expedia Put Shares for the highest quoted price then available from the Quoting Banks.

(b) In the event that the Company shall have not completed the Initial Offering or is no longer a public company with securities traded on a recognized securities exchange or market at the time of the Expedia Put Notice, the Fair Market Value shall be determined as follows:

(i) Within 30 days after the date of delivery of the Expedia Put Notice, the Company and the Expedia Shareholder shall consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period; the Company shall provide the Expedia Shareholder with such information as it may reasonably request for the purposes of their determination of the Fair Market Value;

(ii) If the Company and the Expedia Shareholder do not agree on the Fair Market Value within the time period set forth in subsection (i), then within five (5) business days after conclusion of the 30-day period (the “Trigger Date”), the Company, on the one hand, and the Expedia Shareholder, on the other hand, shall deliver in writing to the Expedia Shareholder and the Company, respectively, their determination of the Fair Market Value (each a “Fair Market Value Notice”). If the amounts determined by the Company and the Expedia Shareholder differ by ten percent (10%) or less from one another (i.e., the lower amount set out in one Fair Market Value Notice is within ten percent (10%) of the higher amount set out in the other Fair Market Value Notice), the Fair Market Value shall be the average of the two valuations.

(iii) If, however, the difference is higher than ten percent (10%), then each of the Company and the Expedia Shareholder shall appoint an arbitrator pursuant to clause (v) below to act as an expert and not as an arbitrator (the “Valuation Expert”), with such Valuation Expert to be selected by mutual agreement (not to be unreasonably withheld) by the Board of Directors (without the participation of the directors appointed by the Expedia Shareholder) and the Expedia Shareholder to determine the Fair Market Value within thirty (30) days after being appointed;

(iv) if Expedia and the Company fail to agree upon the selection of a Valuation Expert within 10 business days of the Trigger Date, each of the Company and the Expedia Shareholder shall appoint one independent investment banker from a reputable investment bank (that shall each not be an Affiliate or service provider of Expedia or the Company at the time of arbitration or such determination), who shall try to mutually agree on a third party Valuation Expert. If such independent investment bankers fail to mutually agree on such Valuation Expert, each of such independent investment bankers shall appoint two independent appraiser or additional independent investment bankers, and the Valuation Expert will be selected from among the four independent appraisers or independent investment bankers by drawing lots. Before the selection, each investment banker and/or independent appraiser being considered for selection as Valuation Expert shall be required to disclose the nature and scope of any relationship it has (or has had within the prior five years) with any of the Shareholders and the Company. The investment bankers shall, in selecting the independent appraiser or additional investment bankers, take into account the nature and scope of the relationships of such independent appraisers or additional investment bankers with the Shareholders and the Company and the likelihood that such relationships might prejudice any of the parties. Once appointed, the Valuation Expert shall conduct its own independent valuation and deliver to the Company the Expedia Shareholder the results thereof within thirty (30) days of its appointment. The Fair Market Value of the Expedia Put Shares will be the average of (A) the valuation made by the Valuation Expert and (B) the closer of the valuations by the Parties;

(v) The Fair Market Value of the Expedia Put Shares as determined in accordance with the above mentioned procedures shall be final and binding on the Company and the Expedia Shareholder;

(vi) The fees of any Valuation Expert, investment banker or independent appraiser appointed to determine the Fair Market Value in accordance with this Section 5.6(b) shall be shared equally by the Company and the Expedia Shareholder;

(vii) The director or directors appointed by the Expedia Shareholder shall not participate in any discussions of the Board of Directors with respect to the determination of the Exercise Price; and

(viii) For purposes of this Section 5.6(b) the Valuation Expert shall have timely access to all accounting records or other relevant documents of the Company and its Subsidiaries, subject to any confidentiality agreement reasonably required by the Company and shall not conduct any meetings or communicate with any of the parties unless both parties are present or have waived their right to be present.

6. Miscellaneous.

6.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the enforcement or breach hereof, or any transactions contemplated hereby (a “Dispute”), any party hereto may send a written notice of such Dispute to the other parties hereto (a “Dispute Notice”) and the parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to all parties. If they do not reach settlement within a period of thirty (30) days after the date that the Dispute Notice is given, then the parties may elect to pursue legal remedies in accordance with Sections 6.2(b) and (c). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.2, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6.4.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FINANCING. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION  6.2.

6.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail (it being understood that any notices sent by electronic mail shall be accompanied by delivery of such notice by registered or certified mail) or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying second-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the Offer or the notices of acceptance of the Offer, as applicable, to which this Annex A is attached (or at such other addresses as shall be specified by notice given in accordance with this Section 6.4).

6.5 Expenses. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled, in addition to any other relief to which such party is entitled, to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Unless otherwise specified herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the Company, the Expedia Shareholder and the Tiger Shareholders; provided, however, that the Expedia Shareholder shall not unreasonably withhold or delay its consent to the extent any such amendment or waiver is required in relation to additional equity financings of the Company, except in the event that such amendment or waiver adversely affects the obligations or rights of the Expedia Shareholder, in which case no such amendment or waiver shall be effective against the Expedia Shareholder if the Expedia Shareholder has not consented to it in writing; provided, further, however, notwithstanding the foregoing or anything to the contrary herein, that in the event that such amendment or waiver adversely affects the obligations or rights of the Management Shareholders in a different manner than the other Holders, no such amendment or waiver shall be effective against any Management Shareholder which has not consented to such amendment or waiver; and provided further, however, notwithstanding the foregoing or anything to the contrary herein, that in the event that such amendment or waiver adversely affects the obligations or rights of the Other Investor Shareholders in a different manner than the other Holders, no such amendment or waiver shall be effective against any Other Investor Shareholder, which has not consented to such amendment or waiver in writing. Any amendment of Sections 3.7(a) (“Protective Provisions”), 3.12 (“Non-Disclosure and Proprietary Rights Assignment Agreements”), 3.13 (“Termination of Certain Rights”) or this Section 6.6 (as it relates to those provisions) of this Agreement and any waiver of the observance of Sections 3.12 (“Non-Disclosure and Proprietary Rights Assignment Agreements”), 3.13 (“Termination of Certain Rights”) or this Section 6.6 (as it relates to those provisions and either generally or in a particular instance, and either retroactively or prospectively) shall require the written consent of the holders of a majority of the then-outstanding Ordinary Shares then held by the Other Investor Shareholders. In addition, any amendment of, or waiver of the observance of, Sections 3.6(vii) (“Certain Actions of the Company”), 3.7(a)(i) (“Protective Provisions”), 3.8 (“Directors’ and Officers’ Insurance”), 3.12 (“Non-Disclosure and Proprietary Rights Assignment Agreements”), or 3.13 (“Termination of Certain Rights”) of this Agreement or this sentence of this Section 6.6 shall require the written consent of holders of a majority of the then-outstanding Ordinary Shares then held by Sequoia. In addition, any amendment to Sections 3.9(a) (“Observation Rights”) or 3.13 (“Termination of Certain Rights”), with respect to Sections 3.7(a)(ii) (“Protective Provisions) and 3.9(a) (“Observation Rights”), of this Agreement and any waiver of the observance of this sentence of this Section 6.6 also shall require the written consent of holders of majority of the then-outstanding Ordinary Shares then held by Insight. In addition, any amendment to Sections 3.9(b) (“Observation Rights”) or 3.13 (“Termination of Certain Rights”), with respect to Sections 3.7(a)(iii) (“Protective Provisions”) and 3.9(b) (“Observation Rights”), of this Agreement and any waiver of the observance of this sentence of this Section 6.6 also shall require the written consent of holders of majority of the then-outstanding Ordinary Shares then held by Accel. In addition, any amendment of, or waiver of the observance of, Sections 3.6(vii) (“Certain Actions of the Company”), 3.7(a)(iv) (“Protective Provisions”), 3.8 (“Directors’ and Officers’ Insurance”) or 3.13 (“Termination of Certain Rights”) of this Agreement or this sentence of this Section 6.6 shall require the written consent of holders of a majority of the then-outstanding Ordinary Shares then held by General Atlantic. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

6.7 Confidentiality. The Shareholders agree and acknowledge that any information furnished by the Company to the Shareholders in connection with the transactions contemplated hereby (including, for the avoidance of doubt, any information provided by the Company to the Expedia Shareholder prior to the date hereof, pursuant to the terms of the Expedia Confidentiality Agreement) will be kept strictly confidential and will not be disclosed by the Shareholders, except (a) as required by applicable Law, regulation or legal process, and (b) that the Investor Shareholders and the Expedia Shareholder may disclose such information to their respective Affiliates, Representatives or, in the case of the Investor Shareholders, prospective Representatives who need to know such information for the purpose of evaluating the transactions contemplated hereby, managing their respective investments in the Company and/or performing or exercising any of the respective rights under the Transaction Documents; provided, with respect to subsection (b) above, that the Investor Shareholders’ and the Expedia Shareholder’s Affiliates, Representatives or, in the case of the Investor Shareholders, prospective Representatives are informed of the confidential and proprietary nature of such information. The Shareholders agree to be responsible for any breach of this Section by their Affiliates or Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to any such breach).

6.8 Non-Solicitation.

(a) The Expedia Shareholder hereby covenants to the benefit of the Company that, during the term of this Agreement and, thereafter, during the period that is one (1) year after Expedia’s FD Investor Ownership Percentage is less than ten percent (10%), it will not, and will not permit any of its Affiliates to, directly or indirectly, solicit, invite, or cause to be solicited or encouraged any the Company’s or its Subsidiaries’ directors, officers or employees whose annual compensation is equivalent to or greater than $50,000 (each, a “Company Restricted Employee”) for the purpose of hiring, employing or otherwise retaining the services of such Company Restricted Employee, provided that the foregoing restriction shall not apply in the case of any such Company Restricted Employee who (i) responds to a general advertisement for recruitment without any other direct or indirect solicitation by, or encouragement from the Expedia Shareholder or its Affiliates by search firms, employment agencies, or other similar entities, (ii) initiates discussions regarding such employment without any direct or indirect solicitation by the Expedia Shareholder or its Affiliates or (iii) is no longer employed by the Company or any of its Subsidiaries prior to the commencement of employment discussions.

(b) The Company hereby covenants to the benefit of Expedia that, during the term of this Agreement and, thereafter, during the period that is one (1) year after Expedia’s FD Investor Ownership Percentage is less than ten percent (10%), the Company will not, and will not permit any of its Affiliates to, directly or indirectly, solicit, invite, or cause to be solicited or encouraged any the Expedia Shareholder’s or its Subsidiaries’ directors, officers or employees with the job title “Vice President” and above (each, an “Expedia Restricted Employee”) for the purpose of hiring, employing or otherwise retaining the services of such Expedia Restricted Employee to the extent the Company or its Subsidiaries, as applicable, first came into contact with such Expedia Restricted Employee in connection with the negotiation or performance of the Expedia Lodging Outsourcing Agreement, provided that the foregoing restriction shall not apply in the case of any such Expedia Restricted Employee who (i) responds to a general advertisement for recruitment without any other direct or indirect solicitation by, or encouragement from the Company or its controlled Affiliates by search firms, employment agencies, or other similar entities, (ii) initiates discussions regarding such employment without any direct or indirect solicitation by the Company that the Company or its Subsidiaries have been in contact with or (iii) is no longer employed by the Expedia Shareholder or any of its Subsidiaries prior to the commencement of employment discussions.

6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates (including affiliated venture capital funds) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.11 Effect on Prior Agreement. Upon the effectiveness of this Agreement, the Fifth Amended and Restated Investors’ Rights Agreement shall be superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused the Fourth Amended and Restated First Refusal and Co-Sale Agreement to be duly executed, all as of the date first written above.

DESPEGAR.COM, CORP.

By:	/s/ Juan Pablo Alvarado
Name: Juan Pablo Alvarado
Title: Representative

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Authorized Person

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

TIGER SHAREHOLDER:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

By:	TIGER GLOBAL PIP PERFORMANCE IV, LLC
Its General Partner

By:	TIGER GLOBAL PIP MANAGEMENT IV, LTD.
Its General Partner

By: /s/ Steven D. Boyd
Steven D. Boyd General Counsel

Address:	Campbell Corporate Services Limited
Scotia Centre, P.O. Box 268
Grand Cayman KY1-1104
Cayman Islands

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

TIGER SHAREHOLDER:

TIGER GLOBAL INVESTMENTS, L.P.

By:	TIGER GLOBAL PERFORMANCE, LLC
Its General Partner

By: /s/ Steven D. Boyd
Steven D. Boyd General Counsel

Address:	Campbell Corporate Services Limited
Scotia Centre, P.O. Box 268
Grand Cayman KY1-1104
Cayman Islands

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

TIGER SHAREHOLDER:

By:	/s/ Scott Shleifer

Scott Shleifer, Investment Trustee of the Shleifer 2011 Descendants’ Trust pursuant to an agreement dated as of January 20, 2011

Address:	9 West 57th Street, 35th Floor New York, NY 10019

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

TIGER SHAREHOLDER:

By:	/s/ Lee Fixel

Lee Fixel, as Investment Trustee of LFX Trust under an agreement dated as of January 26, 2011

Address:	9 West 57th Street, 35th Floor
New York, NY 10019

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

TIGER SHAREHOLDER:

VENTOUX V LLC

By:	/s/ Feroz Dewan

Feroz Dewan, Investment Manager

Address:	9 West 57th Street, 35th Floor
New York, NY 10019

[Signature Page to the Sixth Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

Tiger Shareholders

Tiger Global Private Investment Partners IV, L.P.

Tiger Global Investments, L.P.

The Scott Shleifer 2011 Descendants’ Trust pursuant to an agreement dated as of January 20, 2011

LFX Trust under an agreement dated as of January 26, 2011

Ventoux V LLC

SCHEDULE B

Management Shareholders

Porto Palma S.A.

Vistamare S.A.

Tielis Park S.A.

Prosventure S.A.

Pausania S.A.

Bynum Company S.A.

Birbey S.A.

Prefisul S.A.

Pranaguspi S.A.

SCHEDULE C

Other Investor Shareholders

SC US GF V HOLDINGS, LTD.

SCGE FUND, L.P.

SCHF (M) PV, L.P.

INSIGHT VENTURE PARTNERS VII, L.P.

INSIGHT VENTURE PARTNERS (Cayman) VII, L.P.

INSIGHT VENTURE PARTNERS VII (Co-Investors), L.P.

INSIGHT VENTURE PARTNERS (Delaware) VII, L.P.

Accel Growth Fund II L.P.

Accel Growth Fund II Strategic Partners L.P.

Accel Growth Fund 2012 Investors L.L.C.

General Atlantic Partners (Bermuda) II, L.P.

GAPCO GmbH & Co. KG

GAP Coinvestments CDA, L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

SCHEDULE D

Expedia Shareholder

Expedia, Inc., a Washington corporation. If Expedia, Inc., a Washington corporation, transfers its Ordinary Shares to an Affiliate in accordance with Section 2.4(c)(ii) of the First Refusal and Co-Sale Agreement, all references to the “Expedia Shareholder” in this Agreement shall be deemed to be references to such Affiliate.

EXHIBIT A

EXPEDIA INFORMATION REQUIREMENTS

The Company shall deliver to the Expedia Shareholder:

a.	Within 60 days subsequent to the end of the preceding fiscal quarter or fiscal year, as applicable, any quarterly or annual projections created for internal use, including any longer-term forecasts or external forecasts.

b.	As promptly as practicable after such information becomes available, actual results for any fiscal quarter or fiscal year, as applicable, compared to the projected financial information provided in (a), with explanations in respect of any material deviations.

c.	As promptly as practicable after completion, any internal or external valuations used to value any stock options or other equity instruments to be issued by the Company or any of its Subsidiaries.

d.	As promptly as practicable after occurrence, notification of any material events that is disruptive or may cause significant disruption to the Company, including, for example, legal settlements or judgments, tax penalties or fines, orders from Governmental Bodies, etc.

e.	As promptly as practicable after such information becomes available, the percentage of revenues and expenses of the Company as compared to the consolidated financial results generated from the Expedia Lodging Outsourcing Agreement, including future expectations on internal projections.

f.	As promptly as practicable after such information becomes available, the percentage of revenues and expenses generated by the Company as compared to the consolidated financial results generated from Expedia and its Affiliates and the Company, including future expectations in internal projections.

E-1